Exhibit 99.4

CONSENT OF LAZARD FRÈRES & CO. LLC

The Board of Directors

Great Plains Energy Incorporated

1200 Main Street

Kansas City, Missouri 64105

Dear Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 9, 2017, to the Board of Directors of Great Plains Energy Incorporated (“Great Plains Energy”) as Annex E to, and reference thereto under the headings “Summary—Opinions of Great Plains Energy’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” and “The Proposed Mergers—Opinions of Great Plains Energy’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Great Plains Energy and Westar Energy, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Monarch Energy Holding, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ George Bilicic
George Bilicic Vice Chairman, Investment Banking

September 14, 2017